Exhibit 99

NORTHWEST BANK 401(k) PLAN

Financial Statements and Supplemental Schedule

December 31, 2023 and 2022

(With Report of Independent Registered Public Accounting Firm Thereon)

NORTHWEST BANK 401(k) PLAN

Report of Independent Registered Public Accounting Firm

To the Retirement Plan Committee,
Plan Participants and Plan Administrator of
the Northwest Bank 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of the Northwest Bank 401(k) Plan (the Plan) as of December 31, 2023, and the related statement of changes in net assets available for benefits for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2023, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Report on Supplemental Information

The supplemental information in the accompanying schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2023, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Freed Maxick CPAs, P.C.

We have served as the Plan's auditor since 2024.

Buffalo, New York
June 27, 2024

Report of Independent Registered Public Accounting Firm

To the Plan Administrator and Participants of
Northwest Bank 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of the Northwest Bank 401(k) Plan (the Plan) as of December 31, 2022, and the related statement of changes in net assets available for benefits for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2022, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Baker Tilly US, LLP

We served as the Plan’s auditor from 2007 to 2023.

Pittsburgh, Pennsylvania
June 21, 2023

NORTHWEST BANK 401(k) PLAN

Statements of Net Assets Available for Benefits

	December 31,
	2023	2022
Assets:
Noninterest-bearing cash	$938	68,543
Investments at fair value	244,819,084	239,548,763
Employer contributions receivable	127,360	—
Notes receivable from participants	3,567,194	3,525,435
Total assets	248,514,576	243,142,741
Liabilities:
Due to brokers	—	—
Net assets available for benefits	$248,514,576	243,142,741

See accompanying notes to financial statements.

NORTHWEST BANK 401(k) PLAN
Statements of Changes in Net Assets Available for Benefits

	Years ended December 31,
	2023	2022
Additions to net assets attributed to:
Net appreciation/(depreciation) in fair value of investments	$16,926,999	$(42,854,766)
Dividends and interest	6,095,193	9,482,897
Net investment income/(loss)	23,022,192	(33,371,869)

Interest income on notes receivable from participants	199,760	150,577

Contributions:
Employer (net of forfeitures)	4,523,771	4,004,244
Participants	9,572,086	9,525,241
Rollovers	2,612,162	1,292,300
Total contributions	16,708,019	14,821,785
Total additions	39,929,971	(18,399,507)

Deductions from net assets attributed to:
Benefit payments to participants	34,558,136	29,021,341
Total expenses	34,558,136	29,021,341
Net increase/(decrease)	5,371,835	(47,420,848)

Net assets available for benefits:
Beginning of year	243,142,741	290,563,589

End of year	$248,514,576	243,142,741

See accompanying notes to financial statements.

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

(1)                                 Description of the Plan

The following description of the Northwest Bank 401(k) Plan (the "Plan") provides only general information.  Participants should refer to the plan document for a more complete description of the Plan’s provisions.

(a)         General

The Plan is a defined contribution plan of Northwest Bank (the "Bank" or the "Plan Sponsor"), a subsidiary of Northwest Bancshares, Inc. (the "Company"), a Maryland corporation. The Company is a bank holding company headquartered in Columbus, Ohio. The Mid Atlantic Trust Company is the named trustee of the Plan (the "Trustee") and is responsible for oversight of the Plan. The plan’s investments are governed by the Investment Policy Statement created and carried out by the trustee, Northwest Bank Trust Services. The monitoring and reporting of the investments are carried out by Trust Services portfolio managers and overseen by Trust Investment Committee. Full-time and part-time employees, who are 21 or older, are eligible to contribute to the Plan as soon as administratively possible upon employment.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

(b)         Contributions

Each year, participants may voluntarily contribute up to the maximum percentage of compensation and dollar amount limits as allowed under Internal Revenue Code (“IRC”) Section 402(g), not to exceed certain annual limitations established by the Internal Revenue Service ("IRS") ($22,500 for 2023 and $20,500 for 2022). Participants of the Plan who are or will be 50 years old by the Plan year-end may elect to defer a catch-up contribution in excess of this limit. The maximum catch-up contribution allowable by the IRS was $7,500 for 2023 and $6,500 for 2022.  Participants may designate all or a portion of their deferral contributions as after-tax contributions into a Roth account. Participants may also contribute amounts representing distributions from other qualified retirement plans (rollovers). Participants direct the investment of all contributions into various investment options offered by the Plan. Participants can elect to have any Company common stock dividends paid out to them in cash or have them automatically reinvested in the Company's common stock. For the years ended December 31, 2023 and 2022, $599,662 and $593,884 in dividends from Company common stock were paid to participants in cash, respectively.

Effective January 1, 2023, participants are eligible to receive employer matching contributions once they have completed 90 days of service. Prior to January 1, 2023, participants were eligible to receive employer matching contributions once they completed 1,000 hours and one year of service. A year of service was defined as 12 consecutive months with at least 1,000 hours of service. The Bank matches 100% of the first 4% of the eligible bi-weekly compensation that an eligible participant contributes to the Plan. Additional amounts may be contributed at the option of the Retirement Plan Committee and Board Benefits Committee. To be eligible for the discretionary contribution, participants must complete 1,000 hours of service during the Plan year. No discretionary contributions were made for 2023 or 2022.  Contributions are subject to certain limitations.

(c)          Participant Accounts

Each participant’s account is credited with the participant’s contribution, allocations of the Bank's matching and discretionary contributions and Plan earnings. Participant accounts are charged with an allocation of administrative expenses that are paid by the plan. Allocations are based on participant earnings, account balances or specific participant transactions, as defined.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(d)         Vesting

As of January 1, 2017, participants became immediately vested in their contributions and the Bank's matching and discretionary contributions plus actual earnings thereon. Participants become fully vested in Bank contributions made prior to 2017 after six years of continuous services at a graded rate of 20% per year beginning in year two.

(e)          Benefit Payments

Upon termination of service, permanent disability, retirement, or death, participants or their beneficiaries may elect to receive their account balances in a single sum or in equal annual, or more frequent installments over a period not to exceed the life expectancy of the participant or the joint life expectancy of the participant and his or her beneficiary.

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

Active participants may apply for a hardship withdrawal for the purchase of the participant’s principal residence, to pay tuition or related post-secondary educational expenses, to pay certain medical or funeral expenses, or to prevent eviction from or foreclosure on the participant’s principal residence.  At any time, active participants may elect to withdraw all or a portion of their rollover contributions or contributions transferred from a separate qualified plan. In addition, the Plan permits in-service distributions for employees who have attained age 59 1/2.

(f)           Notes Receivable from Participants

Participants are permitted to borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of 50% of their vested balance or $50,000. The loans are secured by the balances in the participant’s account and bear interest at a fixed rate of the Bank's published prime rate plus 1% at the time the loan was originated (3.50% to 9.50% at December 31, 2023).  All loans are subject to specified repayment terms and must be repaid within a five-year period.  Each participant may be eligible to take up to two loans at a time.  At December 31, 2023 and 2022, notes receivable from participants totaled $3,567,194 and $3,525,435, respectively.

(g)          Forfeitures

Forfeited non-vested account balances are used to reduce Bank contributions or pay Plan expenses. As of December 31, 2023 and 2022, the forfeited balances available were not significant. Forfeitures used to offset Bank contributions were $0 and $30,482 for the years ended December 31, 2023 and 2022, respectively.  No forfeitures were used to offset Plan expenses for the years ended December 31, 2023 and 2022.

(h)             Employer Stock Account

Voting rights with respect to Qualifying Employer Securities will be passed through to Participants. Participants will be allowed to direct the voting rights of Qualifying Employer Securities for any matter put to the vote of shareholders. Before each meeting of shareholders, the Company shall cause to be sent to each person with power to control such voting rights a copy of any notice and any other information provided to shareholders and, if applicable, a form for instructing the Trustee how to vote at such meeting (or any adjourmnent thereof) the number of full and fractional shares subject to such person's voting control. The Trustee may establish a deadline in advance of the meeting by which such forms must be received in order to be effective. Each Participant shall be entitled to one vote for each share credited to his account. If some or all of the Participants have not directed or have not timely directed the Trustee on how to vote, then the Trustee shall vote such Qualifying Employer Securities in the same proportion as those shares of Qualifying Employer Securities for which the Trustee has received proper direction for such matter.

A participant, beneficiary or alternate payee may elect to have cash dividends on shares of Qualifying Employer Securities either paid in cash or added to the balance of his/her account and reinvested in Qualifying Employer Securities. Cash dividends that the participant, beneficiary or alternate payee elects to receive in cash will be paid on or as soon as administratively practicable following the payable date of such dividend.

(2)                                 Summary of Significant Accounting Policies

(a)         General

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with U.S. Generally Accepted Accounting Principals ("U.S. GAAP").

(b)         Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the plan administrator to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein and disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.

(c)          Investment Valuation and Income Recognition

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

The Plan’s investments are reported at fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Retirement Plan Committee determines the Plan’s valuation policies utilizing information provided by the Plan’s trustee. See Note 4 for a discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.  The Plan presents, in the statements of changes in net assets available for benefits, the net appreciation/(depreciation) in fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation/(depreciation) on investments bought and sold as well as held during the year.

(d)         Contributions

Participant contributions to the Plan are recorded in the period that payroll deductions are made from the participant. Employee and employer contributions are uploaded on payday for each payroll period to the recordkeeper. The recordkeeper posts the contributions and initiates the trades that typically settle within 3-5 business days of the payroll pay date.

(e)         Distributions to Participants

Distributions to participants are recorded when paid by the Trustee.

(f)          Plan Termination

Although it has not expressed any intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

(g)            Notes Receivable

Notes receivable are measured at their unpaid principal balance plus accrued unpaid interest. Principal and interest is paid ratably through bi-weekly payroll deductions. Interest income is recorded on an accrual basis. Delinquent notes receivable are recorded as distributions based upon the terms of the Plan document. No allowance for credit losses has been recorded as of December 31, 2023 and 2022 as all amounts due are expected to be collected.

     (h)         Administrative Expenses

Quarterly administrative fees, loan processing fees and distribution fees are paid by participants of the Plan.  These fees are not significant and are classified within benefit payments to participants in the accompanying statements of changes in net assets available for benefits. The asset management fees, as well as other administrative expenses, are paid by the Bank and, as such, are not reflected as expenses of the Plan. Investment related expenses are included in net appreciation/(depreciation) in fair value of investments.

(3)                                 Risks and Uncertainties

The Plan invests in various investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks. Market risks include global events which could impact the value of investment securities, such as a pandemic or international conflict. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

(4)                                 Fair Value Measurements

Financial assets and liabilities recognized or disclosed at fair value on a recurring basis and certain financial assets and liabilities recognized or disclosed at fair value on a non-recurring basis are accounted for using a three-level hierarchy of valuation technique based on whether the inputs to those valuation techniques are observable or unobservable.  This hierarchy gives the highest priority to quoted prices with readily available independent data in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable market inputs (Level 3). When various inputs for measurement fall

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

within different levels of the fair value hierarchy, the lowest level input that has a significant impact on fair value measurement is used.

Financial assets and liabilities are categorized based upon the following characteristics or inputs to the valuation techniques:

•Level 1 - Financial assets and liabilities for which inputs are observable and are obtained from reliable quoted prices for identical assets or liabilities in actively traded markets. This is the most reliable fair value measurement and includes, for example, active exchange-traded equity securities.

•Level 2 - Financial assets and liabilities for which values are based on quoted prices in markets that are not active or for which values are based on similar assets or liabilities that are actively traded.  Level 2 also includes pricing models in which the inputs are corroborated by market data, for example, matrix pricing.

•Level 3 - Financial assets and liabilities for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  Level 3 inputs include the following:

•Quotes from brokers or other external sources that are not considered binding;
•Quotes from brokers or other external sources where it cannot be determined that market participants would in fact transact for the asset or liability at the quoted price; and
•Quotes and other information from brokers or other external sources where the inputs are not deemed observable.

The Plan is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value.  The Plan performs due diligence to understand the inputs used or how the data was calculated or derived.  The Plan corroborates the reasonableness of external inputs in the valuation process.

The following table represents the Plan’s investments measured at fair value on a recurring basis at December 31, 2023:

	Level 1	Level 2	Level 3	Total
Mutual funds	$67,739,624	—	—	67,739,624
Money market fund	10,637,647	—	—	10,637,647
Northwest Bancshares, Inc. common stock	56,656,723	—	—	56,656,723
Total assets in the fair value hierarchy	135,033,994	—	—	135,033,994
Investments measured at net asset value (a)	—	—	—	109,785,090
Total investments at fair value	$135,033,994	—	—	244,819,084

The following table represents the Plan’s investments measured at fair value on a recurring basis at December 31, 2022:

	Level 1	Level 2	Level 3	Total
Mutual funds	$163,743,807	—	—	163,743,807
Money market fund	9,670,655	—	—	9,670,655
Northwest Bancshares, Inc. common stock	66,134,301	—	—	66,134,301
Total assets in the fair value hierarchy	239,548,763	—	—	239,548,763
Total investments at fair value	$239,548,763	—	—	239,548,763

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

  (a) Certain investments that are measured at net asset value ("NAV") per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the statements of net assets available for benefits.

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in methodologies used at December 31, 2023 and 2022.

Mutual funds - Shares of mutual funds are valued at the quoted NAV of shares held by the Plan at year end. Mutual funds held by the Plan are open-end mutual funds that are registered with the U.S. Securities and Exchange Commission. These funds are required to publish their daily NAV and transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Money market fund - The money market fund is valued at the quoted NAV of shares held by the Plan at year-end.

Northwest Bancshares, Inc. common stock - These investments consist of a unitized stock fund which consists of employer securities valued at the closing price reported on the active market on which the individual securities are traded, and a small money market fund for liquidity purposes. As a result, the value of the investment is based on Level 1 inputs.

Investments measured at NAV - Collective investment trusts (CITs) are valued based upon the units of the CITs held by the Plan at year end times the respective unit value. The CITs are valued at the NAV. The NAV, as provided by the fund manager, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the funds, less liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. Were the Plan to initiate a full redemption of a CIT, the investment adviser reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business fashion.

The following table summarizes investments measured at fair value based on NAV per share as of December 31, 2023. There are no participant redemption restrictions for these investments; the redemption notice period is applicable only to the Plan.

December 31, 2023	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Collective investment trusts	$109,785,090	N/A	Daily	10 days

(5)                                 Tax Status

A favorable determination letter was received from the IRS on July 13, 2016 stating that the Plan is designed in accordance with Section 401(a) of the IRC and the related trust is exempt from tax under Section 501(a) of the IRC.  Although the Plan has been amended since receiving the determination letter, the plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC and, therefore, believes that the Plan is qualified, and the related trust is tax exempt. Accordingly, the accompanying financial statements do not include a provision for federal income taxes.

U.S. GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

(6)                                 Related Party and Party-In-Interest Transactions

Certain plan investments consist of shares of Company common stock and loans to participants which are secured by the balances in the participant accounts. The Bank is the Plan Sponsor and the Company is the Parent Company of the Plan Sponsor. Therefore, these transactions qualify as party-in-interest transactions that are exempt under ERISA. Certain

NORTHWEST BANK 401(k) PLAN
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

administrative functions of the Plan are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan.

Certain administrative fees paid by the Plan such as recordkeeping fees also qualify as party-in-interest transactions.

During 2023, the Plan purchased 145,313 shares of Company common stock at an aggregate cost of $1,456,433 and sold 713,832 shares of Company common stock for total proceeds of $7,285,014. During 2023, 25,664 shares were transferred out of the Plan to participants’ individual brokerage accounts. During 2022, the Plan purchased 165,186 shares of Company common stock at an aggregate cost of $1,803,807 and sold 759,279 shares of Company common stock for total proceeds of $8,563,904. During 2022, 22,130 shares were transferred out of the Plan to participants’ individual brokerage accounts. Plan participants received $3,639,629 and $3,784,252 in dividends on the Company's common stock during 2023 and 2022, respectively.

(7)                                 Subsequent Events

On January 1, 2024, the Plan Sponsor amended the eligibility requirements to modify the initial age for eligibility to reduce the age from 21 to 18. All full-time and part-time employees, who are 18 or older are eligible to contribute to the Plan as soon as administratively possible upon employment. Additionally, the Plan was amended to modify the force-out distribution limit from $1,000 and below to $7,000 and below. No other amendments were made to the plan.

Plan management evaluated subsequent events after the statement of net assets available for benefits date of December 31, 2023 and through the date and time of the issuance of the Plan's financial statements and concluded that no additional subsequent events occurred that would require recognition or disclosure in the Plan's financial statements.

NORTHWEST BANK 401(k) PLAN
EIN: 23-2790930
Plan Number: 002

Schedule H, Line 4(i) — Schedule of Assets (Held at End of Year)
December 31, 2023

NORTHWEST BANK 401(k) PLAN
EIN: 23-2790930
Plan Number: 002

Identity of issuer, borrower, lessor, or similar party	Description of investments	Cost	Current value
	Money market fund:
Federated Investors, Inc.	Federated Hermes Prime Cash Obligation Fund Wealth	N/R	$10,637,647
	Mutual funds:
Diamond Hill	Diamond Hill Large Cap Fund Class Y	N/R	3,589,552
T. Rowe Price	T. Rowe Price Blue Chip Growth Fund	N/R	15,417,511
T. Rowe Price	T. Rowe Price Mid-Cap Growth Fund	N/R	8,132,885
T. Rowe Price	T. Rowe Price Integrated U.S. Small-Cap Growth Equity Fund	N/R	4,961,653
JPMorgan	Undiscovered Managers Behavioral Value Fund Class L	N/R	1,594,718
The Vanguard Group	Vanguard 500 Index Fund Admiral Shares	N/R	12,814,612
The Vanguard Group	Vanguard Total Stock Market Index Fund Admiral Shares	N/R	5,391,627
Victory Capital	Victory Sycamore Established Fund Class R6	N/R	3,884,638
Dimensional Fund Advisors	DFA International Core Equity Portfolio International Class	N/R	1,519,121
Harding International	Harding Loevner International Equity Portfolio International Class	N/R	1,847,965
JPMorgan	JPMorgan Emerging Markets Equity Fund Class L	N/R	2,257,802
Federated Investors, Inc.	Federated Hermes Total Return Bond Fund Institutional Shares	N/R	4,351,654
The Vanguard Group	Vanguard Short Term Investment-Grade Fund Admiral Shares	N/R	1,975,886
	Total mutual funds		67,739,624
	Collective investment trusts:
American Century	American Century In Retirement Trust Class III	N/R	22,377,132
American Century	American Century Retirement Date 2025 Trust Class III	N/R	6,702,481
American Century	American Century Retirement Date 2030 Trust Class III	N/R	22,531,012
American Century	American Century Retirement Date 2035 Trust Class III	N/R	18,615,818
American Century	American Century Retirement Date 2040 Trust Class III	N/R	11,503,722
American Century	American Century Retirement Date 2045 Trust Class III	N/R	10,892,555
American Century	American Century Retirement Date 2050 Trust Class III	N/R	8,619,269
American Century	American Century Retirement Date 2055 Trust Class III	N/R	5,528,349
American Century	American Century Retirement Date 2060 Trust Class III	N/R	2,360,484
American Century	American Century Retirement Date 2065 Trust Class III	N/R	654,268
	Total collective investment trusts		109,785,090

	Employer securities:
* Northwest Bancshares, Inc.	Northwest Bancshares, Inc. common stock	N/R	56,656,723

* Plan participants	Loans to participants (518 loans outstanding at 3.5% - 9.5% with maturity dates through 2029)	—	3,567,194
			$248,386,278

N/R	- Participant directed investment, cost not required to be reported
*	- Parties in interest, as defined by ERISA